Exhibit 10.4

April 9, 2014

Ryan Sullivan

Re:          Offer of Employment by Anacor Pharmaceuticals, Inc.

Dear Ryan:

I am very pleased to confirm to you our offer of employment with Anacor Pharmaceuticals, Inc. (the “Company”) as Senior Vice President and General Counsel, a full-time, exempt level position reporting to Paul Berns, CEO, working in our Bay Area location.  You will also serve as an Officer of the company. Subject to fulfillment of all conditions imposed by this offer letter, we would like your start date to be as soon as possible and no later than April 28, 2014 as mutually agreed by you and the Company.  In this role you will be responsible for development and execution of legal strategy and operations that support the Company’s business and plans, including but not limited to matters of: outside collaborations; product launches; intellectual property and licensing; litigation; regulatory compliance; outside counsel; and service as Secretary on Anacor’s Board and Board committees. The terms of our offer and the benefits currently provided by the Company are as follows:

1.     Your starting base salary will be $15,833.33 per semi-monthly pay period, which is equivalent to $380,000.00 annually, and will be paid per the Company’s standard payroll process and less all applicable taxes and withholdings.

2.     In addition, contingent upon your continued employment with the Company, you will be eligible to participate in the Company’s bonus plan (“Bonus Plan”) under the terms and conditions of the Bonus Plan determined in the sole discretion of the Company.  Your level of participation would be commensurate with your position within the Company.  Your current position would make you eligible for an annual target bonus of 35% of your base salary, based on achievement of various performance objectives that may include Company and individually based objectives as established and evaluated by the Company.  Your participation in the Bonus Plan would be governed by the terms and conditions of the Bonus Plan.  Any payment made under any Company Bonus Plan will be subject to all applicable taxes and withholdings.  As always, the Company reserves the right to modify, terminate or otherwise amend its incentive plans from time to time as it deems necessary, as well as to use its sole discretion in determining any awards under any Company Bonus Plan.

3.     As a full-time employee you will be eligible to participate in health insurance, and other employee benefit plans established by the Company, subject to any eligibility requirements imposed by such plans. You will also be eligible for paid

April 9, 2014

Ryan Sullivan

time off (“PTO”) equal to four (4) weeks or twenty (20) working days accrued per year of service, which will accrue on a prorated basis each pay period during which you are an active employee.

3.     In an effort to facilitate your relocation closer to the Company headquarters, upon your acceptance of this employment offer, through the Company’s relocation service, you will be provided with up to $75,000.00 for receipted relocation expenses.  The Relocation Assistance amount will be subject to tax withholding as applicable. Please be sure to consult with your own tax or financial advisor to understand your tax obligations specific to your personal situation. If your employment with the Company terminates by reason of voluntary resignation or for Cause (as defined below), within two year of your start date, you agree to repay the Company, the pro-rated portion of the Relocation Assistance and Direct Relocation fees corresponding to the remaining period in the one year. Such repayment will be due to the Company upon termination of employment.  For purposes of this agreement “Cause” shall mean, as determined by the CEO or Board of Directors acting in good faith and based on information then known to it: (A) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (B) a material failure to comply with the Company’s written policies after having received from the Company notice of, and a reasonable time to cure, such failure; (C) repeated unexplained or unjustified absence from the Company; (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (E) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of non-disclosure as a result of your relationship with the Company, which use or disclosure causes or is likely to cause material harm to the Company; or (F) your death or permanent disability, as defined by the Company.

5.     As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company.  To protect the interests of the Company, you will be required to sign the Company’s standard “Confidential Information and Invention Assignment Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

6.     We will recommend to the Board of Directors of the Company (the “Board”) that you be granted the opportunity to purchase 40,000 options of Common Stock of the Company (“Options”), under its 2010 Equity Incentive Plan, as amended, (the

April 9, 2014

Ryan Sullivan

“Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board upon their approval of such grant.  Twenty-five percent (25%) of the Options will vest on the one year anniversary date of your employment, and the remaining Options will vest monthly in equal portions over the following three years for a total vesting term of four years. The Options will be governed by the terms and conditions of the Plan and corresponding option agreement. Further details on the Plan and any specific option granted to you will be provided upon approval of such grant by the Company’s Board.

7.     We will further recommend to the Board that you be granted 25,000 Restricted Stock Units (RSU’s) at the fair market value of the Company’s Common Stock, as determined by the Board upon their approval of such grant.  Twenty-five percent (25%) of the RSU’s will vest on the one year anniversary date of your employment, and an additional twenty-five percent of the original total will vest on each successive anniversary date, until all are vested. Please note that the RSU’s will be governed by the terms and conditions of a Plan and corresponding agreement.  Further details on the Plan and any specific RSU grant to you will be provided upon approval of such grant by the Company’s Board.

8.     While we look forward to a mutually satisfying relationship, should you decide to accept our offer, your employment is for no specific period of time and you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any or no reason, at any time, with or without notice.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. This at-will provision may only be amended in a writing signed by both you and the Company’s Chief Executive Officer.  Further, your participation in any stock option or benefit programs is not to be regarded as assuring you of continuing employment for any particular period of time. As always, the Company reserves the right to modify, delete, or otherwise amend its benefits, compensation and incentive programs from time to time as it deems necessary in its sole discretion.

9.     For purposes of federal immigration law, and as a requirement of employment with the Company, within three (3) business days of starting your new position you will need to present documentation demonstrating your identity and eligibility to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

10.  This offer is contingent upon the positive results of a background check.

April 9, 2014

Ryan Sullivan

11.  This offer supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter. This offer, if not accepted, will expire on Wednesday, April 16, 2014.

Please sign this letter below and return one original, along with executed originals of the enclosed documents as applicable, to Anacor Pharmaceuticals, Inc., Attention: Human Resources. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter as well as the referenced and enclosed documents.  A duplicate letter is enclosed for your files. Should you have anything else that you wish to discuss, please do not hesitate to call us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Geoffrey Parker
Geoffrey Parker

Senior Vice President and Chief Financial Officer

Enclosures:

Offer Letter

Confidential Information and Invention Assignment Agreement

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.  No further commitments were made to me as a condition of employment.

/s/ Ryan Sullivan	Date Signed:	4/10/14	Start Date:	4/28/14
Ryan Sullivan